EXHIBIT 99.1

Corporate Updates May 2022

May 20, 2022

White Paper Submission to USDA

In early May 2022, Zivo Bioscience, Inc. (the “Company”) submitted a white paper titled “A Novel Bacterially Derived Immune Modulator for Mitigation of the Effects of Coccidiosis in Poultry” to the United States Department of Agriculture (“USDA”). The white paper provides a comprehensive overview of the Company’s product candidate designed to mitigate the effects of coccidiosis in poultry, and provides descriptions of the results of the Company’s twenty completed in vivo efficacy and mechanism of action studies as well as results from numerous complementary in vitro studies. The purpose of the white paper was to detail the alignment of the Company’s lead product candidate for poultry with the USDA’s responsibility for regulating immune products intended for use in animals. The Company expects the USDA to confirm jurisdiction over the product candidate within the next eight weeks. However, the USDA may not confirm jurisdiction in this timeframe, or at all. If the USDA does not confirm regulatory authority, the Company's product candidate would likely fall under the regulatory authority of the U.S. Food and Drug Administration.

New Study in Poultry Gut Health

The Company recently began the 21st in vivo study of its novel product candidate for the treatment of coccidiosis in chickens using a third party, AH Pharma, to run the study. While the previous 20 studies validated the efficacy of the active material and helped define its mechanism of action, the present study is being performed to evaluate various potential product forms aimed at enhancing the already strong intellectual property surrounding the product, while also evaluating options for minimizing production costs to maximize profit margins.

Commercialization Strategy

The Company continues to actively pursue opportunities to license its product candidates. The Company is currently having ongoing discussions with a major animal health company to potentially license its product candidate. The Company expects a final decision on whether to move forward by the end of the second quarter of 2022.

Forward Looking Statements

Except for any historical information, the matters discussed herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although ZIVO believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our products; risks that our products may not be ready for commercialization in a timely manner or at all; risks that our product candidate may not fall under USDA jurisdiction, and we may need to conduct additional clinical trials prior to commercialization; risks that our products will not perform as expected based on results of our pre-clinical and clinical trials; our ability to raise additional funds; uncertainties inherent in the development process of our products; changes in regulatory requirements or decisions of regulatory authorities; the size and growth potential of the markets for our products; the results of clinical trials, our ability to protect our intellectual property rights and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date hereof and we undertake no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.